Exhibit 2.1


                  AGREEMENT AND PLAN OF MERGER

                          BY AND AMONG

                  DIGITAL INSIGHT CORPORATION,

                      ATA ACQUISITION CORP.

                               AND

                      ANYTIME ACCESS, INC.

                   Dated as of March 30, 2000

                        ARTICLE I

                        THE MERGER
1.1  The Merger                                     2
1.2  Effective Time; Closing                        2
1.3  Effect of the Merger                           2
1.4  Articles of Incorporation; Bylaws              2
1.5  Directors and Officers                         2
1.6  Effect on Capital Stock                        2
1.7  Surrender of Certificates                      5
1.8  No Further Ownership Rights in Company Stock   6
1.9  Lost, Stolen or Destroyed Certificates         7
1.10 Tax Consequences                               7
1.11 Taking of Necessary Action; Further Action     7

                       ARTICLE II

     REPRESENTATIONS AND WARRANTIES OF COMPANY
2.1  Organization and Qualification                 8
2.2  Articles of Incorporation and Bylaws           9
2.3  Capitalization                                 9
2.4  Authority Relative to this Agreement           10
2.5  No Conflict; Required Filings and Consents     11
2.6  Compliance; Permits                            11
2.7  Financial Statements                           12
2.8  No Undisclosed Liabilities                     12
2.9  Absence of Certain Changes or Events           12
2.10 Absence of Litigation                          13
2.11 Employee Benefit Plans                         13
2.12 Restrictions on Business Activities            15
2.13 Title to Property                              15
2.14 Taxes                                          15
2.15 Environmental Matters                          17
2.16 Absence of Certain Business Practices          17
2.17 Accounts Receivable                            18
2.18 Transactions with Affiliates                   18
2.19 Brokers                                        18
2.20 Intellectual Property                          18
2.21 Agreements, Contracts and Commitments          21
2.22 Opinion of Financial Advisor                   22
2.23 Board Approval                                 22
2.24 Vote Required                                  22
2.25 Tax Matters                                    23
2.26 California Hearing                             23

               ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
3.1  Organization and Qualification; Subsidiaries   23
3.2  Certificate of Incorporation and Bylaws        23
3.3  Capitalization                                 24
3.4  Authority Relative to this Agreement           24
3.5  No Conflict; Required Filings and Consents     25
3.6  SEC Filings; Financial Statements              25
3.7  No Undisclosed Liabilities                     26
3.8  Absence of Certain Changes or Events           26
3.9  Absence of Litigation                          26
3.10 Taxes                                          26
3.11 Environmental Matters                          27
3.12 Brokers                                        28
3.13 Intellectual Property                          28
3.14 Opinion of Financial Advisor                   29
3.15 Board Approval                                 30
3.16 Tax Matters                                    30
3.17 Merger Sub Operations                          30
3.18 California Hearing                             30

             ARTICLE IV

     CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1  Conduct of Business by Company                 30
4.2  Conduct of Business by Parent                  32
4.3  Voting Agreements                              32


             ARTICLE V

     ADDITIONAL AGREEMENTS
5.1  California Hearing                             32
5.2  Shareholder Consent                            34
5.3  Confidentiality; Access to Information         34
5.4  No Solicitation                                34
5.5  Public Disclosure                              35
5.6  Commercially Reasonable Efforts; Notification  35
5.7  Third Party Consents                           37
5.8  Stock Options and Employee Benefits            37
5.9  Form S-8                                       38
5.10 Warrants                                       38
5.11 Employees                                      39
5.12 Affiliates                                     39

             ARTICLE VI

     CONDITIONS TO THE MERGER
6.1  Conditions to Obligations of Each Party to Effect
     the Merger                                     39
6.2  Additional Conditions to Obligations of Company 40
6.3  Additional Conditions to Obligations of Parent and
     Merger Sub                                      41

        ARTICLE VII

     TERMINATION, AMENDMENT AND WAIVER
7.1  Termination                                     42
7.2  Notice of Termination; Effect of Termination    43
7.3  Fees and Expenses                               43
7.4  Amendment                                       43
7.5  Extension; Waiver                               43

          ARTICLE VIII

     GENERAL PROVISIONS
8.1  Notices                                         44
8.2  Interpretation; Definitions                     45
8.3  Counterparts                                    45
8.4  Entire Agreement; Third Party Beneficiaries     45
8.5  Severability                                    45
8.6  Other Remedies; Specific Performance            46
8.7  Governing Law                                   46
8.8  Rules of Construction                           46
8.9  Assignment                                      46


                        INDEX OF EXHIBITS

Exhibit A-1 List of Shareholders to Sign Shareholder
              Agreement                             A-1
Exhibit A-2 Form of Shareholder Agreement           A-2
Exhibit B-1 List of Shareholders to Sign Voting
            Agreement                               B-1
Exhibit B-2 Form of Voting Agreement                B-2
Exhibit C Form of Escrow Agreement                  C-1
Exhibit D Form of Company Affiliate Agreement       D-1
Exhibit E-1 List of Individuals to Sign Non-Compete
             Agreement                              E-1
Exhibit E-2 Form of Non-Compete Agreement           E-2
Exhibit F Amended and Restated Articles of Incorporation
          of Surviving Corporation                  F-1

                  AGREEMENT AND PLAN OF MERGER


  This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 30, 2000, among Digital
Insight Corporation, a Delaware corporation ("Parent"),
ATA Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and AnyTime Access, Inc., a California corporation ("Company").

                         RECITALS
  A. Upon the terms and subject to the conditions of this Agreement and in accordance with the California General
Corporation Law (the "CGCL"), Parent and Company intend to enter into a business combination transaction.

  B.   The Board of Directors of Company has
(i) determined that the Merger (as defined in Section 1.1) is consistent with, and in furtherance of, the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended that the shareholders of Company adopt and approve this Agreement and approve the Merger.

  C.   The Board of Directors of Parent has
(i) determined that the Merger is consistent with, and in furtherance of, the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

  D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, the shareholders of Company listed on Exhibit A-1 are entering into shareholder agreements in the form attached hereto as Exhibit A-2
(the "Shareholder Agreements").

  E. The shareholders of Company own a total of (i) 6,275,711 shares of the Common Stock, $0.025 stated value per share, of Company (the "Company Common Stock"), (ii) 7,093,256 shares of the Series A Preferred Stock, no par value per share, of Company (the "Series A Preferred Stock"), (iii) 6,233,818 shares of the Series B Preferred Stock, no par value per share, of Company (the "Series B Preferred Stock"), and (iv) 7,500,000 shares of the Series C Preferred Stock, no par value per share, of Company (the "Series C Preferred Stock" and, together with the Company Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, the "Company Stock"), which shares are all of the issued and outstanding shares of capital stock of Company.

 F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I
                           THE MERGER

  1.1  The Merger.  At the Effective Time (as defined in
Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CGCL, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing this Agreement and appropriate officers' certificates of each of Company and Merger Sub with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL (the "Merger Documents") (the time of such filing being the "Effective Time") as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the "Closing") shall take place at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in
Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL.

  1.4  Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in the form attached hereto as Exhibit F.

(b) The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

   1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

   (a)  Conversion of Company Stock.  Each share of
Company Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Stock to be canceled pursuant to Section
1.6(e) and Dissenting Shares (as defined in Section
1.6(h)), will be canceled and extinguished and automatically converted (subject to Sections 1.6(h) and 1.6(i)) upon surrender of the certificate representing such share of Company Stock in the manner provided in
Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required, pursuant to Section 1.9), into the right to receive:

    (i)  With respect to the Company Common Stock, the
Common Stock Applicable Fraction (as defined below) of a share of Common Stock, $0.001 par value per share, of Parent ("Parent Common Stock");

   (ii) With respect to the Series A Preferred Stock, the
Series A Preferred Stock Applicable Fraction (as defined below) of a share of Parent Common Stock;

   (iii) With respect to the Series B Preferred Stock, the
Series B Preferred Stock Applicable Fraction (as defined below) of a share of Parent Common Stock; and

   (iv) With respect to the Series C Preferred Stock, the
Series C Preferred Stock Applicable Fraction (as defined below) of a share of Parent Common Stock.

 (b)  Terms, Etc.  For purposes of this Agreement,

   (i)  the "Applicable Fraction" shall mean the Common
Stock Applicable Fraction, Series A Preferred Stock
Applicable Fraction, Series B Preferred Stock Applicable
Fraction or Series C Preferred Stock Applicable Fraction, as applicable;

   (ii) the "Common Stock Applicable Fraction" shall be equal to 0.048907;

   (iii) the "Series A Preferred Stock Applicable Fraction" shall be equal to 0.052297;

   (iv) the "Series B Preferred Stock Applicable Fraction" shall be equal to 0.082432;

    (v) the "Series C Preferred Stock Applicable Fraction" shall be equal to 0.078665;

    (vi) the "Merger Shares" shall mean the shares of Parent Common Stock to be issued upon the exchange and conversion of Company Stock in accordance with this Section
1.6(a); and

    (vii) the "Aggregate Merger Consideration" shall mean the aggregate of 1,900,749 shares of Parent Common Stock to be issued in exchange for the Company Stock pursuant to Section 1.6(a) and upon exercise of Company Stock
Options, Employee Options and Warrants pursuant to
Sections 5.8 and 5.10.

    (viii) All calculations of Applicable Fractions under this Section 1.6 shall be rounded to the nearest sixth decimal place (0.000001). The Applicable Fraction shall be adjusted to reflect fully the effect of any stock split, stock dividend (including any dividend or distribution of stock convertible into Parent Common Stock or Company
Stock), reorganization, recapitalization or other similar change with respect to Parent Common Stock or Company Stock after the date hereof and prior to the Effective Time.

 (c)  Restrictions on Company Stock.  If any shares of
Company Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company shall take all action that may be reasonably necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

 (d) Escrow Agreement. Parent shall establish and maintain an escrow (the "Escrow Account") comprised of shares of Parent Common Stock in a number equal to 210,939 of the Merger Shares (the "Holdback Shares"), and shall designate and appoint U.S. Trust Company of California or such other third party escrow agent that is mutually and reasonably acceptable to Parent and the Shareholders' Agent (as defined in the Shareholders Agreement) in connection therewith (the "Escrow Agent") to serve in accordance with the Escrow Agreement attached as Exhibit C hereto (the "Escrow Agreement") to be entered into among Parent, the Escrow Agent and the Shareholders' Agent at Closing.
In the absence of any change in tax treatment under the Code or other applicable tax law, any disbursements of Holdback Shares to Parent or any other indemnified party in satisfaction of the indemnification obligations of the former shareholders of Company pursuant to Section 2(a)(i) of the Shareholder Agreement shall be treated as a reduction of the aggregate purchase price under this Agreement.

 (e)  Cancellation of Parent-Owned Stock.  Each share of
Company Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or Parent immediately prior to the Effective
Time shall be canceled and extinguished without any Conversion thereof.

 (f) Stock Options. At the Effective Time, all options to purchase Company Stock then outstanding under Company's
1996 and 1997 Stock Option Plans (the "Company Option
Plans") shall be assumed by Parent in accordance with
Section 5.8 hereof.

 (g)  Capital Stock of Merger Sub.  Each share of Common
Stock, $0.01 par value per share, of Merger Sub (the
"Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

 (h) Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and constituting "dissenting shares" (as defined in Section 1300 of the CGCL) ("Dissenting Shares"), shall not be converted into the right to receive Parent Common Stock, as provided in Section 1.6(a) hereof, unless and until the holder of such Dissenting Shares fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal and payment under the CGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his or her right to appraisal, such Dissenting Shares thereupon shall be treated as if they had been converted as of the Effective Time into the right to receive
Parent Common Stock to which such holder is entitled, without interest thereon. Company shall give Parent (i) prompt written notice of any demands received by Company for appraisal of any shares of Company Stock, attempted withdrawals of such demands and any other instruments received by Company relating to dissenters' rights and
(ii) the opportunity to direct all negotiations with respect to dissenters under the CGCL. Company shall not, without the prior written consent of Parent (unless such payment is pursuant to a court order, in which event Company shall give Parent notice of any such court order or request therefor as soon as practicable), which consent shall not be unreasonably withheld or delayed, voluntarily make any payment with respect to Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of such demands.

  (i) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.7(b)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of Parent Common Stock for the ten trading days immediately preceding the last full trading day prior to the Effective Time, as reported on the Nasdaq National
Market System ("Nasdaq").

 1.7  Surrender of Certificates.

  (a) Exchange Agent. Boston Equiserv shall act as the exchange agent in the Merger (the "Exchange Agent").

  (b)  Exchange Procedures.  On or prior to the Effective
Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(i) and any dividends or other distributions pursuant to
Section 1.7(c), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(i) and any dividends or other distributions pursuant to Section
1.7(c).Parent will use commercially reasonable efforts to cause Exchange

Agent to agree that within five days after surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, Parent shall cause the Exchange Agent to deliver to the holder of such Certificate a certificate representing the number of whole shares of Parent Common
Stock into which such holder's shares of Company
Stock were converted at the Effective Time, payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(i) and any dividends or distributions payable pursuant to Section
1.7(c), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, outstanding
Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to
Section 1.7(c) as to the payment of dividends, to evidence only the ownership of the number of full shares of Parent
Common Stock into which such shares of Company Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(i) and any dividends or distributions payable pursuant to Section 1.7(c).

 (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange
Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent
Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to
Section 1.6(i) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

 (d) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered (other than as a result of a change in the corporate name of the holder of such Certificate), it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to the Exchange Agent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of the Exchange Agent or any agent designated by it that such tax has been paid or is not payable.

 (e) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common
Stock or Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.8 No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (together with any cash paid in respect thereof pursuant to Sections 1.6(i) and 1.7(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, Parent shall cause the transfer agent for Parent Common Stock to issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(i) and any dividends or distributions payable pursuant to Section 1.7(c); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity agreement reasonably satisfactory in form and amount to Parent as indemnity against any claim that may be made against Parent or the Surviving
Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

  1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. No party shall take a position on any tax return or reports inconsistent with this Section 1.10, and each party shall use its commercially reasonable efforts to maintain such reporting in the context of an audit. Each party shall give the other parties prompt notice of any challenges or investigations undertaken by any taxing agency in connection with such reporting and shall keep such other parties fully informed of all aspects of such ongoing challenge or investigation.

  1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the current officers and directors of Company and Merger Sub will take all such lawful and necessary action.

                           ARTICLE II
            REPRESENTATIONS AND WARRANTIES OF COMPANY

      As of the date hereof and as of the Closing Date, Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "Company Schedule"), as follows:

     2.1  Organization and Qualification.

        (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Anytime Access Acceptance, Inc. and Anytime Access Services, Inc. are the only subsidiaries of Company (the "Subsidiaries"). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.
Each of Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Company (as defined below). Each of Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Company. As used in this Agreement, the phrase "Material Adverse Effect on Company" means (i) as to matters which can reasonably be quantified in economic terms, any effect which has resulted in or would reasonably be expected to result in, with respect to Company or any Subsidiary, a diminution or decrease in the value of properties or assets, an increase in liabilities or obligations (whether accrued, contingent or otherwise), an adverse change in the business or financial condition, or any combination thereof involving, individually or in the aggregate, more than $100,000, (ii) as to matters which cannot reasonably be quantified in economic terms, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Company and Subsidiaries considered as a whole, or
(iii) a material adverse effect on the ability of Company to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following be deemed, in and of itself, to constitute a Material Adverse Effect on Company: (i) a change that results from conditions generally affecting the U.S. economy, (ii) a change that results from conditions generally affecting Company's industry, (iii) a change that results from the announcement or pendency of the transactions contemplated hereby or (iv) a change that results from the taking of any action required by this Agreement.

  (b) All of the outstanding shares of the capital stock of, or other ownership interests in, the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and are owned beneficially and of record by Company, free and clear of all liens, claims, charges or encumbrances. Neither Company nor either Subsidiary has agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "Contract"), under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor either Subsidiary directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity other than Company's ownership of equity interests in Subsidiaries).
  2.2 Articles of Incorporation and Bylaws. Company has previously furnished to Parent a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date and the Articles of Incorporation and Bylaws as amended to date of each Subsidiary (together, the "Company Charter Documents"). Such Company Charter
Documents are in full force and effect.  Neither
Company nor either Subsidiary is in violation of any of the provisions of the Company Charter Documents.

  2.3  Capitalization.

    (a) As of the date of this Agreement, the authorized capital stock of Company consists of (i) 50,000,000 shares of Company Common Stock, of which (A) 6,275,711 shares are issued and outstanding, (B) 150,000 shares have been reserved for issuance upon exercise of outstanding warrants, (C) 21,478,183 shares have been reserved for issuance upon conversion of outstanding shares of Company Preferred Stock, and (D) 3,500,000 shares have been reserved for issuance under the Company Option Plans, and (ii) 25,000,000 shares of Preferred Stock ("Company Preferred Stock"), of which (A) 7,743,256 shares have been designated Series A Preferred Stock, of which 7,093,256 shares are issued and outstanding and 580,000 shares have been reserved for issuance upon exercise of outstanding warrants, (B) 6,304,927 shares have been designated Series B Preferred Stock, of which 6,233,818 shares are issued and outstanding and 71,109 shares have been reserved for issuance upon exercise of outstanding warrants, and (C) 10,016,500 shares have been designated Series C Preferred Stock, of which 7,500,000 shares are issued and outstanding. All of the outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable. Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company Stock Option (as defined in Section 5.8) outstanding as of the date of this Agreement:
(i) the name of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; and (vii) the date on which such Company Stock Option expires. Section 2.3(a) of the Company Schedule also sets forth the following information with respect to each Warrant (as defined in Section 5.10) outstanding as of the date of this Agreement:
(1) the name and address of the holder of the Warrant;
(2) the number and type of shares subject to the Warrant;
(3) the exercise price of the Warrant; (4) the date of grant and expiration date of the Warrant; and (5) the date the Warrant became or will become exercisable.
Company has made available to Parent accurate and complete copies of all Warrant agreements and all stock option plans pursuant to which Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Company Schedule, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Stock and all outstanding Warrants and Company Stock Options have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements (as defined below). For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental
Entity (as defined in Section 2.5(b) below) and all requirements set forth in applicable contracts, agreements, and instruments.

  (b)  Except as set forth in Section 2.3(a) and in
Section 2.3(a) of the Company Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or either Subsidiary is a party or by which any of them is bound obligating Company or either
Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or either Subsidiary or obligating
Company or either Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement or as set forth in Section 2.3(b) of the Company
Schedule, there are no registration rights and there is, except for the Voting Agreements (as defined in Section 4.3) or as set forth in Section 2.3(b) of the Company Schedule, no voting trust, proxy, rights plan, antitakeover plan or other similar agreement to which Company is a party or by which Company is bound with respect to any equity security of any class of Company.

  2.4 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the shareholders of Company of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the Required Shareholder Vote (as defined in Section 2.24) in accordance with the CGCL and the Company Charter Documents). This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal and binding obligation of Company, enforceable against Company in accordance with the terms hereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

     2.5  No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company shall not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the approval of Company's shareholders of the Merger and compliance with the requirements set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or either Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's or either Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or either Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or either Subsidiary is a party or by which Company or either Subsidiary or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clauses (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

          (b) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing of the Merger Documents as required by the CGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company and would not prevent consummation of the Merger or otherwise prevent Company from performing its obligations under this Agreement.

     2.6  Compliance; Permits.

          (a) Except as set forth in Section 2.6(a) of the Company Schedule, neither Company nor either Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or either Subsidiary or by which any of their properties is bound or affected, or (ii) any Company Contract (as defined in Section 2.21), except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause Company or either Subsidiary to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the knowledge of Company, threatened against Company or either Subsidiary, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or either

Subsidiary, any acquisition of material property by Company or either Subsidiary or the conduct of business by Company or either Subsidiary.

          (b) Except as set forth in Section 2.6(b) of the Company Schedule, Company and Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of Company or either Subsidiary (collectively, the "Company Permits"). Each of Company and each Subsidiary is in compliance in all material respects with the terms of the Company Permits.

     2.7 Financial Statements. Company has provided drafts and, as soon as practicable (but in any event prior to the Closing), shall provide audited final copies (which do not differ in any material respect from the drafts), of balance sheets of Company at December 31, 1999 and 1998 and statements of operations, shareholders' net capital deficiency and cash flows for the two years ended December 31, 1999 (including the related notes thereto) of Company, prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Such balance sheets and statements of operations, shareholders' net capital deficiency and cash flows fairly present the financial position of Company at the respective dates thereof and the results of its operations, shareholders' net capital deficiency and cash flows for the periods indicated.

     2.8 No Undisclosed Liabilities. Neither Company nor either Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and Subsidiaries taken as a whole, except (i) liabilities provided for in Company's balance sheet as of December 31, 1999,
(ii) liabilities incurred since December 31, 1999 in the ordinary course of business, (iii) liabilities that individually or in the aggregate do not exceed $100,000, (iv) liabilities under Company's Contracts; and (v) liabilities identified in
Section 2.8 of the Company Schedule.

     2.9 Absence of Certain Changes or Events. Except as set forth in Section 2.9 of the Company Schedule, since December 31, 1999, there has not been: (i) any Material Adverse Effect on Company,
(ii) any declaration setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's capital stock or either Subsidiary's capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or either
Subsidiary's capital stock or any other securities of Company or either Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities, except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's capital stock, (iv) any granting by Company or either Subsidiary of any increase in compensation or fringe benefits, except for normal increases of cash compensation to non-officer employees in the ordinary course of business consistent with past practice, or any payment by Company or either
Subsidiary of any bonus, except for bonuses paid to non-officer employees in the ordinary course of business consistent with past practice, or any granting by Company or either Subsidiary of any increase in severance or termination pay or any entry by Company or either Subsidiary into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company or either Subsidiary of the nature contemplated hereby, (v) entry by Company or either

Subsidiary into any licensing or other agreement with regard to the acquisition or disposition of any Company Intellectual Property (as defined in Section 2.20), (vi) any material change by Company or either Subsidiary in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Company or either Subsidiary of any of their assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Company or either Subsidiary other than in the ordinary course of business.

     2.10 Absence of Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or either Subsidiary or any properties or rights of Company or either Subsidiary, before any court, arbitrator or Governmental Entity.

     2.11 Employee Benefit Plans.

          (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (i) covering any active or former employee, director or consultant of Company or either Subsidiary, or any trade or business (whether or not incorporated) which is a member of a controlled group with or which is under common control with Company within the meaning of
Section 414 of the Code (an "Affiliate"), or (ii) with respect to which Company or either Subsidiary has any liability, are listed in Section 2.11(a) of the Company Schedule (such plans, programs, policies, commitments or other arrangements herein referred to as the "Plans"). Company has provided to Parent: (i) correct and complete copies of all documents embodying each Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA and/or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all IRS (as defined in Section 2.11(b)) or DOL (as defined in Section 2.11(b)) determination, opinion, notification and advisory letters relating to each Plan; (v) all material correspondence to or from any governmental agency relating to any Plan; (vi) the most recent annual actuarial valuations, if any, prepared for each Plan; (vii) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (viii) all material written agreements and contracts relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (ix) all material communications to employees or former employees relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Plan or proposed Plan; and (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan.

          (b) Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including, but not limited to, ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Company is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the Internal Revenue Service (the "IRS") or Department of Labor (the "DOL") with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued.
Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS and to make any amendments necessary to obtain such a favorable determination. Company does not have any commitment to establish any new Plan or to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law. Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms.

          (c) Neither Company nor any of its Subsidiaries has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or
Section 412 of the Code and at no time has Company or either Subsidiary contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Company nor any officer or director of Company or either Subsidiary is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, not otherwise exempt under
Section 408 of ERISA, has occurred with respect to any Plan.

          (d) None of the Plans promises or provides medical or other welfare benefits to any former employee of Company or either Subsidiary except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law or by the terms of a written agreement with such former employee, and neither Company nor either Subsidiary has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

          (e) Neither Company nor either Subsidiary is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Company or either Subsidiary is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Company, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Company, threatened labor dispute involving Company or either Subsidiary and any group of its employees nor has Company or either Subsidiary experienced any labor interruptions over the past three (3) years. Company and each Subsidiary is in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

          (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Company or either Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.12 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or either Subsidiary or to which Company or either
Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or either Subsidiary, any acquisition of property by Company or either Subsidiary or the conduct of business by Company or either Subsidiary as currently conducted.

     2.13 Title to Property. Neither Company nor either Subsidiary owns any real property. Each of Company and each Subsidiary has good and defensible title to, or any required right to use, all of its material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby. All leases pursuant to which Company or either Subsidiary lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default).

     2.14 Taxes.

          (a) For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) (i) Company and each Subsidiary have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by Company or either Subsidiary with any Tax authority, except such Returns which are not material to Company and Subsidiaries considered as a whole (or, if due between the date hereof and the Closing Date, the Company and each Subsidiary will timely file all such Returns or file for an appropriate extension of such filing), and each such Return correctly and completely reflects the income or other Tax liability and all other information required to be reported thereon. Company and each Subsidiary have paid all Taxes shown to be due on such Returns
(or, if due between the date hereof and the Closing Date, all Taxes will be timely paid).

               (ii) Company and each Subsidiary as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal
Insurance Contribution Act, Taxes pursuant to the Federal
Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to Company and Subsidiaries considered as a whole.

               (iii) Neither Company nor either Subsidiary is a party to any agreement extending the time within which to file any Return due on or before the Closing Date that has not been filed. No claim has ever been made by any Tax authority in a jurisdiction in which Company or either Subsidiary does not file Returns that is or may be subject to taxation in that jurisdiction.

               (iv) Except as set forth in Section 2.14(b) of the Company Schedule, neither Company nor either Subsidiary has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or either Subsidiary, nor has Company or either Subsidiary executed any unexpired waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

               (v) No audit or other examination of any Return of Company or either Subsidiary by any Tax authority is presently in progress, nor has Company or either Subsidiary been notified of any request for such an audit or other examination.

               (vi) No adjustment relating to any Returns filed by Company or either Subsidiary has been proposed in writing formally or informally by any Tax authority to Company or either
Subsidiary or any representative thereof.

               (vii)  Except as set forth in Section 2.14(b)
of the Company Schedule, neither Company nor either Subsidiary has any liability for any material unpaid Taxes which has not been accrued for or reserved on Company's balance sheet dated December 31, 1999 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company and Subsidiaries considered as a whole, other than any liability for unpaid Taxes that may have accrued since December 31, 1999 in connection with the operation of the business of Company or either Subsidiary in the ordinary course.

               (viii)    There are no Tax liens upon any of the
assets and properties of Company or either Subsidiary other than statutory liens for Taxes not yet due and payable.

               (ix) There is no contract, agreement, plan or arrangement to which Company or either Subsidiary is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or either Subsidiary or covering any other third party that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company or either Subsidiary is a party or by which either is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

               (x) Neither Company nor either Subsidiary has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or either Subsidiary.

               (xi) Neither Company nor either Subsidiary is a party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

               (xii) None of Company's or either Subsidiary's assets are tax exempt use property within the meaning of
Section 168(h) of the Code.

               (xiii) Neither Company nor either Subsidiary has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code. No Company Stock has been distributed in a transaction satisfying the requirements of Section 355 of the Code.

     2.15 Environmental Matters.  Each of Company and each
Subsidiary (i) has obtained all applicable permits, licenses and other authorizations that are required under Environmental
Laws (as defined below) the absence of which is reasonably likely to have a Material Adverse Effect on Company; and (ii) is in compliancein all material respects with all material terms and conditions of such required permits, licenses and authorizations, and also is in compliance in all material respects with all Environmental Laws. "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

     2.16 Absence of Certain Business Practices. None of Company or either Subsidiary or, to Company's knowledge, any officer, employee or agent of Company or either Subsidiary or any other person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, vendor, governmental employee or other person who is or may be in a position to help or hinder the business of Company or either Subsidiary (or assist Company or either Subsidiary in connection with any actual or proposed transaction) (a) which might subject Company or either Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) which, if not continued in the future, would have or would reasonably be expected to have a Material Adverse Effect on Company or which would or would reasonably be expected to subject Company or either Subsidiary to suit or penalty in any private or governmental litigation or proceeding, (c) for any of the purposes described in Section 162(c) of the Code, or (d) for establishment or maintenance of any concealed fund or concealed bank account.

     2.17 Accounts Receivable.  All accounts receivable of
Company and each Subsidiary (i) are valid, existing and collectible in a manner consistent with Company's past practice without resort to legal proceedings or collection agencies (except for an allowance for doubtful accounts not to exceed $100,000 in the aggregate),
(ii) represent monies due in the ordinary course of business and
(iii) are not subject to any refunds or adjustments or any defenses, contractual rights of set-off, assignment, contractual restrictions, security interests or other encumbrances.

     2.18 Transactions with Affiliates.  Except as set forth in
Section 2.18 of the Company Schedule, no director, officer or other Affiliate or "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) of Company or, to Company's knowledge, any person with whom any such director, officer or other Affiliate or associate has any direct or indirect relation by blood, marriage or adoption, or, to Company's knowledge, any entity in which any such director, officer or other Affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) has any interest in
(i) any contract, arrangement or understanding with Company or either Subsidiary, or relating to the business or operations of Company or either Subsidiary (other than such contracts as relate solely to any such person's ownership of capital stock or other securities of Company), (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Company or either Subsidiary, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of Company or either Subsidiary.

     2.19 Brokers. Except for fees payable to FleetBoston Robertson Stephens, Inc. pursuant to an engagement letter dated January 16, 2000, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.20 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "Intellectual Property" shall mean any or all of the following and all rights therein, arising therefrom, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (viii) any similar, corresponding or equivalent rights to any of the foregoing; and (ix) all documentation related to any of the foregoing.

          "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or either Subsidiary. Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property owned or licensed by Company or either Subsidiary related to Company's or either Subsidiary's products.

          "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications);
     (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

          "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or either Subsidiary.

          (a) Except as set forth in Section 2.20(a) of the Company Schedule, no material Company Intellectual Property or software product or service offering of Company or either Subsidiary
(each, a "Company Product") is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or either Subsidiary, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

          (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

          (c) Each of Company and each Subsidiary owns and has good and exclusive title to, or any required right to use, each material item of Company Intellectual Property free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course); and each of Company and each Subsidiary is the exclusive owner of all material trademarks used in connection with the operation or conduct of the business of Company or either Subsidiary, including the sale, distribution or provision of any Company Products by Company or either Subsidiary.

          (d) To the extent that any material Intellectual Property has been developed or created by a third party for Company or either
Subsidiary, Company or either Subsidiary, as the case may be, has a written agreement with such third party with respect thereto and Company or either Subsidiary, as the case may be, thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to all such third party's
Intellectual Property rights in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (e) Neither Company nor either Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company
Intellectual Property, to any third party.

          (f) Section 2.20(f) of the Company Schedule lists all material contracts, licenses and agreements to which Company or either Subsidiary is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material
Intellectual Property (other than off-the-shelf software) to Company or either Subsidiary.

          (g) To Company's knowledge, all material contracts, licenses and agreements relating to Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Except as set forth in Section 2.20(g) of the Company Schedule, Company and each Subsidiary is in material compliance with, and has not materially breached any term of, any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in material compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's and each Subsidiary's rights under such contracts, licenses and agreements to the same extent Company or either
Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or either
Subsidiary would otherwise be required to pay.

          (h) To Company's knowledge, the operation of the business of Company and each Subsidiary as such business currently is conducted, including (i) Company's and each Subsidiary's design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company or each Subsidiary
(including Company Products) and (ii) Company's and each
Subsidiary's use of any product, device or process, has not infringed or misappropriated, and does not and will not infringe or misappropriate, the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

          (i) Neither Company nor either Subsidiary has received notice from any third party that the operation of the business of Company or either Subsidiary or any act, product or service of Company or Subsidiary, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (j) To the knowledge of Company, no person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property.

          (k) Each of Company and each Subsidiary has taken commercially reasonable steps to protect Company's and each Subsidiary's rights in Company's and each Subsidiary's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or either Subsidiary, and, without limiting the foregoing, Company and each Subsidiary have and enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and all current and former employees and contractors of Company and each Subsidiary have executed such an agreement, except where the failure to do so is not reasonably likely to have a Material Adverse Effect on Company.

          (l) All of the Company Products (i) record, store, process, calculate and present calendar dates falling on and after January 1, 2000, and calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as such Company Products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"), and (ii) have lost no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000.

     2.21 Agreements, Contracts and Commitments. Except as set forth in Section 2.21 of the Company Schedule, neither Company nor either Subsidiary is a party to or bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer, director or employee, other than those that are terminable by Company or Subsidiary on no more than thirty (30) days' notice without liability or financial obligation to Company or Subsidiary;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with services provided or license of software products in the ordinary course of business;

          (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or either Subsidiary after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or either Subsidiary has any material ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (e) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (f)  any settlement agreement entered into within five
(5) years prior to the date of this Agreement, except settlement agreements with employees of Company that impose no ongoing obligations on Company or either Subsidiary;

          (g) any contracts or agreements that limit or restrict Company or either Subsidiary, or to Company's knowledge, any of their officers or key employees, from engaging in any business or any contracts or agreements that limit or restrict anyone other than Company's or either Subsidiary's employees or consultants from competing with Company or either Subsidiary;

          (h)  any contract, agreement or commitment requiring
Company or either Subsidiary to register the resale of its capital stock or securities under federal or state securities laws;

          (i) any powers of attorney or comparable delegations of authority granted by Company or either Subsidiary; or

          (j) any other agreement, contract or commitment that has a value of $100,000 or more individually.

     Neither Company, either Subsidiary, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and each of Company and each Subsidiary has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or either Subsidiary is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.22 Opinion of Financial Advisor. Company has received an opinion from its financial advisor, FleetBoston Robertson
Stephens, Inc., dated as of the date hereof, that the Aggregate
Merger Consideration to be received by the shareholders of Company in connection with the Merger is fair to the shareholders of Company from a financial point of view.

     2.23 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders and (iii) determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

     2.24 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common
Stock are entitled to vote with respect to the Merger and the affirmative vote of at least 66 2/3% of the votes that holders of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting as one class, are entitled to vote with respect to the Merger (together, the "Required Shareholder Vote") are the only votes of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.25 Tax Matters. Company is not aware of any agreement, plan or circumstance that would prevent the Merger from constituting a reorganization under Section 368 of the Code.

     2.26 California Hearing. All of the information supplied or to be supplied by Company in connection with the Permit, California Hearing or the Registration Statement (each as defined in Section 5.1), will be true, correct and complete.

                           ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent or Merger Sub to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Schedule"), as follows:

     3.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent (as defined below). Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. As used in this Agreement, the phrase "Material Adverse Effect on Parent" means a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Parent and its subsidiaries considered as a whole, or a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following be deemed, in and of itself, to constitute a Material Adverse Effect on Parent: (i) a change that results from conditions generally affecting the U.S. economy, (ii) a change that results from conditions generally affecting Parent's industry, (iii) a change that results from the announcement or pendency of the transactions contemplated hereby, (iv) a change that results from the taking of any action required by this Agreement, or (v) a reduction in the stock price of Parent Common Stock.

     3.2 Certificate of Incorporation and Bylaws. Parent has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together, the "Parent Charter Documents"). Such Parent Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents, and Merger Sub is not in violation of any of its equivalent organizational documents.

     3.3 Capitalization. The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, and
(ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share ("Parent Preferred Stock"). At the close of business on March 15, 2000, (i) 23,029,251 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent,
(iii) 300,000 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan, (iv) 3,167,793 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options ("Parent Options") to purchase Parent Common Stock and (v) 51,041 shares of Parent Common Stock were reserved for future issue upon the exercise of outstanding warrants to purchase Parent Common Stock. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which, as of the date hereof, are issued and outstanding and held of record by Parent. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock, all outstanding Parent Stock Options, and all outstanding shares of capital stock of Merger Sub have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements.

     3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the transactions so contemplated, subject only to the filing of the Merger Documents pursuant to CGCL and approval of the issuance of the Merger Shares at the California Hearing (or alternatively the registration of the Merger Shares under the Securities Act).
This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

     3.5  No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate the Parent Charter Documents, Bylaws or equivalent organizational documents of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act, the rules and regulations of Nasdaq, and the filing of the Merger Documents as required by the CGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement or (y) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     3.6  SEC Filings; Financial Statements.

          (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the Securities and Exchange Commission (the "SEC") on or after October 1, 1999
(the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since
October 1, 1999. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

          (b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Parent
SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or are not expected to be material in amount.

          (c) Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     3.7 No Undisclosed Liabilities. Neither Parent nor Merger Sub has any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and Merger Sub taken as a whole, except (i) liabilities provided for in Parent's balance sheet as of December 31, 1999, (ii) liabilities incurred since December 31, 1999 in the ordinary course of business, (iii) liabilities that individually or in the aggregate do not exceed $100,000, (iv) liabilities under Parent's Contracts; and (v) liabilities identified in Section 3.7 of the Parent Schedule.

     3.8 Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the Parent Schedule, since December 31, 1999, there has not been: (i) any Material Adverse Effect on Parent,
(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent, (iii) any split, combination or reclassification of any of Parent's capital stock,
(iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (v) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

     3.9 Absence of Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened (or, to the knowledge of Parent, any governmental or regulatory investigation pending or threatened) against Parent or Merger Sub or any properties or rights of Parent or Merger Sub, before any court, arbitrator or Governmental Entity.

     3.10 Taxes.

          (a) Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority, except such Returns which are not material to Parent. Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

          (b) Parent and each of its subsidiaries as of the Effective Time will have withheld with respect to their respective employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to Parent.

          (c) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

          (d) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

          (e) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Parent or any of its subsidiaries or any representative thereof.

          (f) Neither Parent nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Parent's balance sheet dated December
31, 1999 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since December
31, 1999 in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

          (g) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent or any of its subsidiaries.

          (h) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

          (i) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

           (j) Parent has not distributed the stock of any corporation in a transaction satisfying the requirements of Section
355 of the Code. No Parent Stock has been distributed in a transaction satisfying the requirements of Section 355 of the Code.

     3.11 Environmental Matters.  To Parent's knowledge, Parent
(i) has obtained all applicable permits, licenses and other authorizations that are required under Environmental Laws, the absence of which is reasonably likely to have a Material Adverse Effect on Parent; and (ii) is in compliance in all material respects with all material terms and conditions of such required permits, licenses and authorizations, and also is in compliance in all material respects with all Environmental Laws.

     3.12 Brokers. Except for fees payable to Deutsche Banc Alex. Brown pursuant to an engagement letter dated March 20, 2000, a copy of which has been provided to Company, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.13 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "Parent Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent or any of its subsidiaries. Without in any way limiting the generality of the foregoing, Parent Intellectual Property includes all Intellectual Property owned or licensed by Parent related to Parent's products.

          "Parent Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent or any of its subsidiaries.

          (a) Except as set forth in Section 3.13(a) of the Parent Schedule, no material Parent Intellectual Property or software product or service offering of Parent or any of it subsidiaries (each, a "Parent Product") is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent or any of its subsidiaries, or which may affect the validity, use or enforceability of such Parent Intellectual Property or Parent Product.

          (b)  Each material item of Parent Registered
Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Parent Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with such Parent Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Parent Registered Intellectual Property.

          (c) Parent owns and has good and exclusive title to, or any required right to use, each material item of Parent Intellectual Property free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course); and Parent is the exclusive owner of all material trademarks used in connection with the operation or conduct of the business of Parent and its subsidiaries, including the sale, distribution or provision of any Parent Products by Parent or its subsidiaries.

          (d) To the extent that any material Intellectual Property has been developed or created by a third party for Parent or any of its subsidiaries, Parent has a written agreement with such third party with respect thereto and Parent thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to all such third party's Intellectual
Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (e) Neither Parent nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Parent Intellectual Property, to any third party.

          (f) To Parent's knowledge, all material contracts, licenses and agreements relating to Parent Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of Parent and its subsidiaries is in material compliance with, and has not materially breached any term of, any such contracts, licenses and agreements and, to the knowledge of Parent, all other parties to such contracts, licenses and agreements are in material compliance with, and have not materially breached any term of, such contracts, licenses and agreements.

          (g) To Parent's knowledge, the operation of the business of Parent and its subsidiaries as such business currently is conducted, including (i) Parent's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Parent and its subsidiaries (including Parent Products) and (ii) Parent's use of any product, device or process, has not infringed or misappropriated, and does not and will not infringe or misappropriate, the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

          (h) Neither Parent nor any of its subsidiaries has received notice from any third party that the operation of the business of Parent or any of its subsidiaries or any act, product or service of Parent or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (i) To the knowledge of Parent, no person has infringed or misappropriated, or is infringing or misappropriating, any Parent Intellectual Property.

          (j) Parent and each of its subsidiaries has taken commercially reasonable steps to protect Parent's and its subsidiaries' rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent or any of its subsidiaries, and, without limiting the foregoing, each of Parent and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Company, and all current and former employees and contractors of Parent and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably likely to have a Material Adverse Effect on Parent.
(k)  All of the Parent Products (i) are Year 2000 Compliant, and
(ii) have lost no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000.

     3.14 Opinion of Financial Advisor. Parent has received an opinion from its financial advisor, Deutsche Banc Alex. Brown, dated as of the date hereof, that the Aggregate Merger

Consideration to be paid by Parent in connection with the Merger is fair to Parent from a financial point of view.

     3.15 Board Approval. The Board of Directors of each of Parent and Merger Sub has, as of the date of this Agreement, unanimously
(i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     3.16 Tax Matters. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization under Section 368 of the Code.

     3.17 Merger Sub Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (a) engaged in any business activities, (b) conducted any operations other than in connection with the transactions contemplated hereby or (c) incurred any liabilities other than in connection with the transactions contemplated hereby.

     3.18 California Hearing. All of the information supplied or to be supplied by Parent in connection with the Permit, California
Hearing or the Registration Statement (each as defined in Section 5.1), will be true, correct and complete.

                           ARTICLE IV
               CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall, and shall cause each Subsidiary to, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the ordinary course, and in compliance with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     In addition, except as expressly permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit either Subsidiary to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property other than in the ordinary course of business consistent with past practice, or enter into grants to transfer or license to any person future patent rights other than in the ordinary course of business consistent with past practices, provided that in no event shall Company or either Subsidiary license on an exclusive basis or sell any Company Intellectual Property;
(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or either
Subsidiary;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Company Common
Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement and (ii) shares of Company Common
Stock issuable upon conversion of the Company Preferred Stock outstanding on the date of this Agreement or upon exercise of the Warrants outstanding on the date of this Agreement consistent with the terms thereof;

          (g) Cause, permit or propose any amendments to the Company Charter Documents;

          (h) Acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter outside the ordinary course of Company's or either Subsidiary's business consistent with past practice into any joint ventures, strategic partnerships or alliances;

          (i) Sell, lease, license, encumber or otherwise dispose of any of Company's or either Subsidiary's properties or assets other than in the ordinary course of business consistent with past practice;

          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or either Subsidiary, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

          (k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

          (l) Make any individual or series of related payments outside of the ordinary course of business in excess of $100,000;

          (m) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (n) Incur or enter into any agreement, contract or commitment outside of the ordinary course of business in excess of $100,000 individually;

          (o) Make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Company or either Subsidiary or settle or compromise any material income tax liability;

          (p) Engage in any action that would cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by this Article IV; or

          (q) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (p) above.

     4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and Merger Sub shall carry on their business in the ordinary course and in compliance with all applicable laws and regulations and shall not engage in any action that would cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV.

     4.3 Voting Agreements. As soon as practicable after receipt of the Permit (as defined in Section 5.1(a)) or a Commissioner
Refusal (as defined in Section 5.1(b)), Company shall cause the shareholders of Company listed on Exhibit B-1 to execute and deliver to Parent voting agreements in the form attached hereto as Exhibit B-2 (the "Voting Agreements").

                            ARTICLE V
                      ADDITIONAL AGREEMENTS

     5.1  California Hearing.

          (a) Parent, Company and Merger Sub will promptly take all necessary steps, including cooperating fully with each other in terms of providing information and reviewing documents, to (i) apply for and obtain a permit (the "Permit") issued by the California Commissioner of Corporations (the "Commissioner") pursuant to Section 25142 of the CGCL approving the terms and conditions, and the fairness of the terms and conditions, of the issuance of the Merger Shares pursuant to this Agreement, (ii) respond promptly to any comments from the Commissioner, (iii) participate in the hearing to be held by the Commissioner in connection with the application for the Permit (the "California Hearing"), and (iv) otherwise use their commercially reasonable efforts to obtain the Permit as soon as possible.
Each party hereto will provide each other party all information reasonably required in connection with the Permit. Each party hereto will use all commercially reasonable efforts to cause the issuance of the Permit as soon as practicable. Each party hereto will notify the others promptly if it receives any comments from the Commissioner or its staff, or it receives any request by the Commissioner or its staff or any other government officials for amendments or supplements to the Permit or any other filing or for additional information. Each party hereto will supply the others with copies of all correspondence between it or any of its representatives, on the one hand, and the Commissioner, or its staff or any other government officials, on the other hand, with respect to the Permit or other filing. Whenever any event occurs that is required to be included in an amendment or supplement to the Permit or any other filing, each party hereto will promptly inform the other parties of that occurrence and cooperate in filing with the Commissioner or its staff or any other government officials, and/or mailing to the shareholders of Company, the amendment or supplement.

          (b) If the Commissioner refuses to hold the California Hearing or issue the Permit (a "Commissioner Refusal"), as promptly as practicable after the Commissioner Refusal, Parent shall prepare and file with the SEC a registration statement of Parent on Form S-4 (as it may be amended, the "Registration Statement") under the Securities Act to register the issuance of the Merger Shares in connection with the Merger. Each of the parties hereto shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of Parent and Company shall provide promptly to the other said information concerning its business and financial statements and affairs, as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Registration Statement. Each of Company and Parent will respond to any comments of the SEC, and will use its respective reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the date of the Agreement, each of Company and Parent will prepare and file any filings required to be filed by it under the Exchange Act, the Securities Act, or other federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other
Filings"). Each of Company and Parent will notify the other promptly upon the receipt of any comments of the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or any Other Filing, or any additional information, and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Merger or any Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(b) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.
Whenever any event occurs which is required to be set forth in the Registration Statement or any Other Filing, Company or Parent as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials such amendment or supplement. No amendment or supplement to the Registration Statement shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration
Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     5.2 Shareholder Consent. Company shall take all action necessary in accordance with applicable law and the Company Charter Documents to obtain from the holders of a majority of the outstanding shares of the Company Stock and the holders of at least 66 2/3% of the outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting as one class, their adoption and approval of this Agreement and their approval of the Merger and shall take all other action necessary or advisable to secure the consent of shareholders as required by the CGCL.

     5.3  Confidentiality; Access to Information.

          (a) The parties acknowledge that Company and Parent have previously executed a mutual nondisclosure agreement, dated as of January 13, 2000 (as amended, the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

          (b) Each of Company and Parent will afford the other and the other's accountants, counsel and other representatives reasonable access, during normal business hours and upon reasonable notice, to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as such other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4 No Solicitation. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company will not, nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal
(as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal,
(iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4 by any officer or director of Company or any investment banker or attorney of Company shall be deemed to be a breach of this Section 5.4 by Company.

     For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person of voting securities of Company or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of Company, or any merger, consolidation, business combination or similar transaction involving Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of Company; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company.

     In addition to the other obligations of Company set forth in this Section 5.4, Company, as promptly as practicable and in any event within 24 hours, shall advise Parent orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     5.5 Public Disclosure. Parent and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement.

     5.6  Commercially Reasonable Efforts; Notification.

          (a) Upon the terms and subject to the conditions, including, without limitation, Section 5.4, set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied,
(ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental
Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties required as a result of the transactions contemplated by this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each of Parent and Company and their respective Boards of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent, Company or any subsidiary or Affiliate of Parent or Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

          (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.6(b) requires any change in the Company Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Company shall promptly deliver to Parent an update to the Company Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Schedule for the purpose of determining (i) the accuracy of any of the representations and warranties made by Company in this Agreement and (ii) whether any of the conditions set forth in Section 6 have been satisfied.

          (c) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this
Section 5.6(c) requires any change in the Parent Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to Company an update to the Parent Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Schedule for the purpose of determining (i) the accuracy of any of the representations and warranties made by Parent and Merger Sub in this Agreement and (ii) whether any of the conditions set forth in Section 6 have been satisfied.

     5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8  Stock Options and Employee Benefits.

          (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") under the Company Option Plans and each Employee Option (as defined in Section 5.8(c)), whether vested or unvested, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option and Employee Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Stock Option or Employee Option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding acceleration of vesting upon certain transactions other than those contemplated by this Agreement), except that (i) each Company Stock Option and Employee Option will be or will become exercisable in accordance with its terms for that number of whole shares of Parent Common Stock equal to the product (rounded to the nearest whole number of shares of Parent Common Stock unless required to be rounded down pursuant to subsection (b) below) of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option or Employee Option immediately prior to the Effective Time multiplied by the Common Stock Applicable Fraction and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option or Employee Option will be equal to the quotient (rounded to the nearest whole cent unless required to be rounded up to the nearest whole cent pursuant to subsection (b) below) determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option or Employee Option was exercisable immediately prior to the Effective Time by the Common Stock Applicable Fraction. Following the Closing, Parent will send to each holder of an assumed Company Stock Option or Employee Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Stock Option or Employee Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Stock Option or Employee Option.

     (b) It is the intention of the parties (1) that subject to applicable law, the Company Stock Options assumed by Parent qualify, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent that the Company Stock Options qualified as incentive stock options prior to the Effective Time, (2) that each holder of a Company Stock Option shall, after the Effective Time, have an option which preserves (but does not increase) the excess of the fair market value of the shares subject to the option immediately before the Effective Time over the aggregate option price of such shares immediately before the Effective Time, (3) that the terms, conditions, restrictions and provisions of the resulting option be identical to the terms, conditions, restrictions and provisions of the Company Stock Option which was assumed as if Parent had originally issued such Company Stock Option for Parent Common Stock, and (4) any terms, conditions, restrictions or provisions of an option applicable to a number of shares rather than a percentage or fraction of shares should be appropriately adjusted.

          (c) Notwithstanding anything else in this Agreement, prior to the Closing, Company may issue options to the senior employees of Company listed on Section 5.8 of the Company Schedule with respect to 1,848,495 shares of Company Common Stock (the "Employee Options"). The Employee Options will have an exercise price of $0.05 per share of Company Common Stock and will be subject to the terms set forth in Section 5.8 of the Company Schedule. Any shares of Parent Common Stock subject to an Employee Option but not issued because the Employee Option is not exercised or is not exercisable as a result of the terms thereof shall be deposited by Parent as soon as practicable in the Escrow Account and shall be deemed to be Holdback Shares. Company may, at its option, issue restricted stock in place of the Employee Options with terms substantially the same as the Employee
Options.

          (d) Prior to the Closing, the parties will negotiate in good faith to agree on a plan to provide to the senior employees of Company listed on Section 5.8 of the Company Schedule a pool of 15,067 shares of Parent Common Stock, or its equivalent in value, to be distributed to such employees subject to the terms and conditions set forth in Section 5.8 of the Company Schedule; provided, however, that Parent shall not be obligated to agree to any such plan that has an adverse financial or accounting impact on Parent. If the parties are unable to agree on such a plan, the 15,067 shares of Parent Common Stock will be paid to the shareholders of Company at the Closing, and the Applicable Fractions will be revised accordingly.

     5.9 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable, and in any event within ten business days, after the Effective Time and shall use its best efforts to maintain the effectiveness of such registration statement thereafter for so long as any such options or other rights remain outstanding.

     5.10 Warrants. At the Effective Time, each outstanding warrant to purchase shares of Company Stock (each, a "Warrant") shall by virtue of the Merger be assumed by Parent. Each Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Warrants immediately prior to the Effective Time, except that (i) each Warrant will be or will become exercisable in accordance with its terms for that number of whole shares of Parent Common Stock equal to the product (rounded to the nearest whole number of shares of Parent Common Stock) of the number of shares of Company Stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time multiplied by the appropriate Applicable Fraction, rounded to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Warrant will be equal to the quotient (rounded to the nearest whole cent) determined by dividing the exercise price per share of Company Stock at which such Warrant was exercisable immediately prior to the Effective Time by the appropriate Applicable Fraction.

     5.11 Employees. Employees of Company employed by the Surviving Corporation at the Effective Time will be provided with welfare benefits by the Surviving Corporation, Parent or one of its subsidiaries which welfare benefits shall be substantially similar to such welfare benefits provided to similarly situated employees of Parent. If any employee of Company becomes a participant in any employee benefit plan, program, policy or arrangement of Parent or one of its subsidiaries, such employee shall, to the extent permitted by such plan, program, policy or arrangement, be given credit for all service with Company prior to the Effective Time for purposes of vesting eligibility and for benefit accrual purposes. Nothing in this Section 5.11 or
Section 5.8 shall be deemed to constitute an employment contract between the Surviving Corporation and any individual, or a waiver of the Surviving Corporation's right to discharge any employee at any time, with or without cause, subject to the terms of any employment agreement with such employee.

     5.12 Affiliates. Section 5.13 of the Company Schedule sets forth a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act or Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations (each, a "Company Affiliate"). Company will provide
Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company will deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company
Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit D (the "Company Affiliate
Agreement"), each of which will be in full force and effect as of the Effective Time.

                           ARTICLE VI
                    CONDITIONS TO THE MERGER

     6.1  Conditions to Obligations of Each Party to Effect the
Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of Company.

          (b) Permit. The Commissioner shall have held the California Hearing and issued the Permit, and the Permit shall be in full force and effect, or, if a Commissioner Refusal has occurred, the Registration Statement shall have been filed with and declared effective by the SEC.

          (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

          (d) Tax Opinion. Company shall have received a written opinion from Orrick, Herrington & Sutcliffe LLP, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and such opinion shall not have been withdrawn; provided, however, that if such counsel does not render such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to Parent renders such opinion. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

     6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

          (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement
(i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except for (A) such failures to be true and correct that do not in the aggregate constitute a Material
Adverse Effect on Parent and (B) those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties,
(i) all "Material Adverse Effect on Parent" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of, or modification to, Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by its President and Chief Financial Officer.

         (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by its President and Chief Financial Officer.

          (c) Consents. Parent and Merger Sub shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby.

          (d) Material Adverse Effect. There shall not have been any Material Adverse Effect on Parent since December 31, 1999. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by its President and Chief Financial Officer.

     6.3 Additional Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for (A) such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Company (provided, however, such Material Adverse Effect on Company qualifier shall be inapplicable with respect to representations and warranties contained in Sections 2.3, 2.22, 2.23, 2.24 and 2.25) and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties,
(i) all "Material Adverse Effect on Company" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by its President and Chief Financial Officer.

          (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by its President and Chief Financial Officer.

          (c)  Affiliate Agreements.  Each of the Company
Affiliates shall have entered into the Company Affiliate Agreement, and each of such agreements shall be in full force and effect as of the Effective Time.

          (d) Consents. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby.

          (e) Material Adverse Effect. There shall not have been any Material Adverse Effect on Company since December 31, 1999. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by its President and Chief Financial Officer.

          (f) Dissenters' Rights. Effective demands for payment of dissenters' rights by shareholders of Company shall not equal or exceed five percent of the outstanding shares of the Company
Stock.

          (g)  Non-Compete Agreements.  The individuals listed on
Exhibit E- 1 shall have executed and delivered to Parent Non-Compete Agreements substantially in the form attached hereto as Exhibit E-2, and such Non-Compete Agreements shall be in full force and effect as of the Effective Time.

          (h) Shareholder Agreements. The Shareholder Agreements shall have been executed and delivered by each of the shareholders of Company listed on Exhibit A-1 and shall be in full force and effect as of the Effective Time.
                           ARTICLE VII
                TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Company:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

           (b) by either Company or Parent if the Merger shall not have been consummated by May 31, 2000 (or, if a Commissioner Refusal has occurred, then 60 days after the date of such Commissioner
Refusal) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue;
provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then Company may not terminate this Agreement under this Section 7.1(d) for thirty (30) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise best efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (d) if such breach by Parent is cured during such thirty (30)-day period); or

          (e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company, then
Parent may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (e) such breach by Company is cured during such thirty (30)-day period).

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be required by Section 7.1). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 5.3(a), Section 7.3 and
Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement.

     7.3  Fees and Expenses.

          (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred (i) in relation to the Permit and the California Hearing and (ii) for the premerger notification and report forms under the HSR Act.

          (b)  Termination Fee.

               (i)  In the event that the condition set forth in
Section 6.1(a) is not satisfied, Company shall pay to Parent an amount in cash equal to $5 million. In addition, if the Closing does not occur as a result of the breach of this Agreement by either Company or Parent or Merger Sub, the breaching party shall pay the other party an amount in cash equal to $5 million within 10 days following termination of this Agreement.

               (ii) Each party hereto acknowledges that the agreement contained in this Section 7.3(b) is an integral part of the transactions contemplated by this Agreement, and that, without the agreement contained in this Section 7.3(b), the other parties hereto would not enter into this Agreement. The parties acknowledge that damages resulting from the failure to consummate the Merger as a result of a breach by a party hereto would be difficult to determine and the termination fees payable pursuant to clause (i) above are the parties' best estimate of such damages.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger
Sub and Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                          ARTICLE VIII
                       GENERAL PROVISIONS

     8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

               Digital Insight Corporation
               26025 Mureau Road
               Calabasas, CA  91302
               Attention:  President
               Facsimile:  (818) 878-7555

               with a copy (not constituting notice) to:

               O'Melveny & Myers LLP
               400 South Hope Street
               Los Angeles, California  90071
               Attention:  Richard Boehmer, Esq.
               Facsimile:  (213) 430-6407

          (b)  if to Company, to:

               AnyTime Access, Inc.
               1750 Creekside Oaks Drive, Suite 100
               Sacramento, CA  95833
               Attention:  President
               Facsimile:  (916) 561-2956

               with a copy (not constituting notice) to:

               Orrick, Herrington & Sutcliffe LLP
               400 Capitol Mall, Suite 3000
               Sacramento, CA  95814
               Attention:  John Cook, Esq.
               Facsimile:  (916) 329-4900

     8.2  Interpretation; Definitions.

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include,"
"includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

          (b)  For purposes of this Agreement:

               (i) the term "knowledge" of a party hereto, with respect to any matter in question, means the actual knowledge of the executive officers of such party; and

               (ii) the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and Parent Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

     8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.


          [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


                              DIGITAL INSIGHT CORPORATION


                              By:  /s/ John Dorman
                                   ----------------------
                                   John Dorman
                                   President


                              By:  /s/ Kevin McDonnell
                                   ----------------------
                                   Kevin McDonnell
                                   Chief Financial Officer




                              ATA ACQUISITION CORP.


                              By:  /s/ John Dorman
                                   -----------------------
                                   John Dorman
                                   President


                              By:  /s/ Kevin McDonnell
                                   -----------------------
                                   Kevin McDonnell
                                   Chief Financial Officer




                              ANYTIME ACCESS, INC.


                              By:  /s/ Thomas R. Bollum
                                   ----------------------
                                   Thomas R. Bollum
                                   President


                              By:  /s/ Steven R. Mills
                                   ----------------------
                                   Steven R. Mills
                                   Chief Financial Officer

                           Exhibit A-1

                  LIST OF SHAREHOLDERS TO SIGN
                      SHAREHOLDER AGREEMENT

Don Bevilacqua and Christine Bevilacqua, husband and wife
Thomas Bollum and Jennifer Bollum, husband and wife
Thomas Caudill and Marcella Caudill
Crosspoint Venture Partners 1993
Crosspoint 1993 Entrepreneurs Fund
Randall Evans
Kenneth Plumlee
Robert W. Reed and Patricia A. Reed, as trustees
Robert Poloskey
Steven R. Mills
Donald Van Velzer
Kathleen Van Velzer
Virginia Wade
Rajiv Donde
Atif Alam
Guy Gray
Jordan Graham
Chancellor Private Capital Partners III, L.P.
Citiventure 96 Partnership, L.P.
Chancellor Private Capital Offshore Partners II, L.P.
Chancellor Private Capital Offshore Partners I, C.V.
Procific
Damac Investors, Inc.
Al Jazeira Services Co. SAOG
CUNA Mutual Group
Mid-Atlantic Venture Funds
CUNA Mutual Insurance Society

                           Exhibit A-2

                  FORM OF SHAREHOLDER AGREEMENT

     THIS SHAREHOLDER AGREEMENT (this "Agreement") is made and entered into as of March 30, 2000, between Digital Insight
Corporation, a Delaware corporation ("Parent"), and the undersigned, a shareholder (the "Shareholder") of Anytime Access, Inc., a California corporation ("Company").

                            RECITALS

     A. Concurrent herewith, Parent, ATA Acquisition Corp. and Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides for the merger (the "Merger") of ATA Acquisition Corp. with and into Company.

     B. Shareholder is a shareholder of Company and, upon consummation of the Merger as contemplated by the Merger Agreement, the shares of Company Stock held by Shareholder or issuable upon exercise of warrants to purchase Company Stock (the "Warrants") will be converted into shares of the Common Stock of Parent or the right to receive shares of Common Stock of Parent upon exercise of the Warrants.

       C. The other shareholders of Company are entering into agreements similar to this Agreement.

      D. As an inducement to Parent to enter into the Merger Agreement and in consideration of the execution of the Merger Agreement by Parent, Shareholder agrees as set forth below.

      NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. Representations of Shareholder. Shareholder hereby represents and warrants to Parent that Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement and this Agreement has been duly executed and delivered by the Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws. Shareholder also represents and warrants that Shareholder has carefully reviewed the Merger Agreement, especially the representations and warranties of Company contained in Article II of the Merger Agreement.

     2. Indemnification. (a) Provided that the Closing has occurred, Shareholder will, severally but not jointly, indemnify and hold harmless Parent and its affiliates, including the Surviving Corporation, each of their respective officers, directors, employees and agents and each of their heirs, executors, successors and assigns of any of the foregoing (collectively, the "Indemnified Parties") from and against all claims, losses, liabilities, damages and expenses (net of any tax benefit that such Indemnified Party (or any affiliate thereof) has actually received as a result thereof), including, without limitation, attorneys' fees and costs of investigation and litigation (collectively, "Damages") arising out of or relating to any breach of (i) the representations and warranties made by Company in Article
II of the Merger Agreement or in the certificates delivered by Company pursuant to Sections 6.3(a) and 6.3(e) of the Merger Agreement or (ii) the representations and warranties of Shareholder contained in Section 1 of this Agreement.

          (b) Notwithstanding the foregoing, no shareholder of Company shall be required to pay any amount for Damages with respect to clause (i) of subsection (a) above of this Agreement or similar shareholder agreements executed by other shareholders of Company, unless the aggregate amount otherwise payable by such shareholders with respect to all claims for indemnification pursuant to clause (i) of subsection (a) above would exceed $750,000 (the "Deductible"), whereupon only the amount of Damages otherwise payable above the Deductible shall be payable by such shareholders. The Deductible does not apply to Damages payable with respect to clause (ii) of subsection (a) above.

          (c) With the exception of claims based upon fraud, from and after the Closing Date, recourse of the Indemnified Parties to Shareholder's Holdback Shares pursuant to this Agreement and the Escrow Agreement shall be the sole and exclusive remedy of the Indemnified Parties against Shareholder for Damages with respect to clause (i) of subsection (a) above. Any claim for indemnification for Damages hereunder shall be offset or reduced by the amount of any insurance proceeds received by the Indemnified Parties for such Damages unless the payment of such insurance proceeds results or is reasonably likely to result in a material modification of the premium or other material terms of the applicable insurance policy.

          (d) Indemnification with respect to Damages with respect to clause (i) of subsection (a) above shall expire on the first anniversary of the Closing Date; provided, however, that if prior to that date notice of any claim for Damages has been given by an Indemnified Party as provided herein, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of, and any indemnification due in respect thereof shall have been paid. Upon expiration of this indemnification and provided that no such notice of any claim for Damages has been given, the Shares held in escrow shall be delivered to the shareholders of Company as provided in the Escrow Agreement.

          (e) Shareholder shall not have any liability for Damages which arise solely as a result of (i) actions taken by or on behalf of, or omissions of, Parent or the Surviving Corporation after the Closing; (ii) changes in accounting methods or policies of the Surviving Corporation after the Closing; or
(iii) the passing of, or any change in, after the Closing, any law or administrative practice of any Governmental Entity in any such case not actually in force as of the date of this Agreement (even if retroactive in effect), including any increase in the tax rates in effect on the date of this Agreement or the imposition of any tax not in effect on the date of this Agreement.

          (f) Promptly after receipt by an Indemnified Party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the Indemnified Party shall give notice thereof in writing to the Shareholder, but the omission to so notify the Shareholder promptly will not relieve the Shareholder from any liability except to the extent that the Shareholder shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense.

          (g) With respect to third party claims, if within 20 days after receiving the notice described in clause (f) above, the Shareholders' Agent (as defined in Section 4 below) gives written notice to the Indemnified Parties stating that the former shareholders of Company (the "Shareholders") intend to defend against such claim, liability or expense at their own cost and expense, then counsel for the defense shall be selected by the Shareholders' Agent (subject to the consent of the Indemnified Parties, which consent shall not be unreasonably withheld) and the Indemnified Parties shall not be required to make any payment with respect to such claim, liability or expense as long as the Shareholders' Agent is conducting a good faith and diligent defense at the expense of the Shareholders; provided, however, that the assumption of defense of any such matters by the Shareholders' Agent shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The Shareholders' Agent shall have the right, with the consent of the Indemnified Parties, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, provided the Shareholders' and other indemnifying parties' obligations to indemnify the Indemnified Parties therefore will be fully satisfied. The Shareholders' Agent shall furnish the Indemnified Parties with all documents and information that the Indemnified Parties shall reasonably request and shall consult with the Indemnified Parties prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, each Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying parties and the Indemnified Parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of one separate counsel for the Indemnified Parties shall be paid by the Shareholder and other indemnifying parties. If no such notice of intent to defend is given, or if such diligent good faith defense is not being or ceases to be conducted, the Indemnified Parties shall undertake the defense of (with counsel selected by the Indemnified Parties), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense; provided, however, that if Shareholders, through the Shareholders' Agent, agree in writing that such claim, liability or expense is a claim, liability or expense to which the indemnification obligations hereunder apply, the Indemnified Parties shall have the right to compromise or settle such claim, liability or expense with the consent of the Shareholders' Agent, which consent will not be unreasonably withheld. If the Indemnified Parties are undertaking the defense of any third party claim pursuant to the preceding sentence, the Indemnified Parties shall furnish the Shareholders' Agent with all major pleadings with respect to the claim and periodic updates as to the status of the claim as Shareholders' Agent may reasonably request.

     3. Lock-Up Agreement. Shareholder agrees that Shareholder will not, without the prior written consent of Parent, offer, sell, contract to sell, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of
Section 16 of the

Securities Exchange Act of 1934, as amended, with respect to, any shares of Parent Common Stock to be received by Shareholder under the Merger Agreement for a period of 180 days after the Closing. After said 180-day period, 25% of Parent Common Stock to be received by Shareholder under the Merger Agreement will be freed from the restrictions of this Section 3 and an additional 25% will be freed from the restrictions of this
Section 3 nine months after the Closing. One year after the Closing, all such shares of Parent Common Stock will be freed from the restrictions of this Section 3.

     4. Shareholders' Agent. Shareholder hereby irrevocably appoints Thomas R. Bollum as his, her or its agent and as the agent for purposes of all matters relating to this Agreement and the Escrow Agreement (the "Shareholders' Agent"), and Thomas R. Bollum hereby accepts his appointment as the Shareholders' Agent. Parent shall be entitled to deal exclusively with the Shareholders' Agent on all matters relating to this Agreement and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of Shareholder by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of Shareholder by the Shareholders' Agent, as fully binding upon Shareholder. If the Shareholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Shareholders, then the former shareholders of Company holding a majority of the Merger Shares shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Shareholders' Agent" in accordance with this Section 4. The Shareholders' Agent shall be reimbursed by the Shareholders for his reasonable out-of-pocket expenses incurred in connection with serving as the Shareholders' Agent under this Agreement and the Escrow Agreement. Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf Holdback Shares were contributed to the Escrow Account shall severally indemnify Shareholders' Agent and hold Shareholders' Agent harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of Shareholders' Agent and arising out of or in connection with the acceptance or administration of Shareholders' Agent's duties hereunder and under the Escrow Agreement, including the reasonable fees and expenses of any legal counsel retained by Shareholders' Agent.

     5. Termination of Agreements. Effective as of the Closing Date, Shareholder agrees that the following agreements shall be terminated and of no further force and effect: (i) that certain Amended and Restated Shareholder Rights Agreement, dated August 10, 1999, among Company and the investors listed on Exhibit A thereto; (ii) Management Rights Letter, dated
August 10, 1999, to Chancellor Private Capital Partners III, L.P. from Company; and (iii) Side Letter, dated August 11, 1999, to the investors listed on Exhibit A thereto, from Company.

          6.   Miscellaneous.

             (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

             (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

             (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

             (d) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:  Digital Insight Corporation
               26025 Mureau Road
               Calabasas, California  91302
               Attention:  President
               Facsimile:  (818) 878-7555

               With a copy (not constituting notice) to:

               O'Melveny & Myers LLP
               400 S. Hope Street
               Los Angeles, California  90071
               Attention:  Richard Boehmer, Esq.
               Facsimile:  (213) 430-6407

If to Shareholder:  To the address for notice set forth on the signature page hereof.

          (e) Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to rules of conflicts of law.

          (f) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          (g) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

          (h) Terms. Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Merger
Agreement.

          (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.


          [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.


DIGITAL INSIGHT CORPORATION         SHAREHOLDER



By:  __________________________     By:  ________________________
     Signature                           Signature

Name:__________________________     Name: _______________________


Title:_________________________     Title:________________________


                                    Print Address:

                                    _____________________________


                                    _____________________________


                                    _____________________________



                                    Telephone:___________________


                                    Fax no.:______________________







            [Signature page to Shareholder Agreement]

                           Exhibit B-1

                  LIST OF SHAREHOLDERS TO SIGN
                        VOTING AGREEMENT

NEPA Venture Fund II, L.P.
Crosspoint Venture Partners 1993
Crosspoint 1993 Entrepreneurs Fund
CUNA Mutual Group

                           Exhibit B-2

                    FORM OF VOTING AGREEMENT

      THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of _______________, 2000, among Digital Insight
Corporation, a Delaware corporation ("Parent"), and the undersigned shareholder ("Shareholder") of Anytime Access, Inc., a California corporation ("Company").

                            RECITALS

          A. Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger (the "Merger") of a wholly owned subsidiary of Parent ("Merger Sub") with and into Company. Pursuant to the Merger, all outstanding capital stock of Company shall be converted into the right to receive common stock of Parent, as set forth in the Merger Agreement;

          B. Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of Company and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement; and

          C. In consideration of the execution of the Merger Agreement by Parent, Shareholder agrees to vote or execute a consent with respect to the Shares (as defined in Section 1(c) below) and other such shares of capital stock of Company over which Shareholder has voting power so as to facilitate consummation of the Merger.

          NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

          1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

            (a) "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

            (b)  "Person" shall mean any (i) individual,
(ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

            (c) "Shares" shall mean: (i) all securities of Company (including all shares of Company Stock and all options, warrants and other rights to acquire shares of Company Stock) owned by Shareholder as of the date of this Agreement; and
(ii) all additional securities of Company (including all additional shares of Company Stock and all additional options, warrants and other rights to acquire shares of Company Stock) of which Shareholder acquires ownership during the period from the date of this Agreement through the Expiration Date.

          (d) A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly
(i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

        2.   Transfer of Shares.

          (a) Transferee of Shares to be Bound by this Agreement. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not cause or permit any Transfer of any of the Shares to be effected unless prior to any such Transfer the Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request); and
(b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

          (b) Transfer of Voting Rights. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not deposit (or permit the deposit of) any of the Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.

        3. Agreement to Vote Shares. At every meeting of the shareholders of Company called, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of Company, Shareholder shall cause the Shares to be voted in favor of approval of the Merger Agreement and the Merger.

        4. Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the
"Proxy"), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

        5. Representations and Warranties of the Shareholder. Shareholder (i) is the beneficial owner of the shares of Company Stock and/or the options and warrants to purchase shares of Company Stock indicated on the final page of this Agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances other than any of such liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances granted by Shareholder in favor of Company and/or other shareholders of Company; (ii) does not beneficially own any securities of Company other than the shares of Company Stock and/or options and warrants to purchase shares of Company Stock indicated on the final page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

        6. Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

        7. Consent and Waiver. Shareholder (not in his capacity as a director or officer of Company) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Shareholder is a party or pursuant to any rights
Shareholder may have.

        8. Legending of Shares. If so requested by Parent, Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, Shareholder agrees that Shareholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

        9. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

        10.  Miscellaneous.

          (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

          (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

          (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:  Digital Insight Corporation
               26025 Mureau Road
               Calabasas, California  91302
               Attention:  President
               Facsimile:  (818) 878-7555

               With a copy (not constituting notice) to:

               O'Melveny & Myers LLP
               400 S. Hope Street
               Los Angeles, California  90071
               Attention:  Richard Boehmer, Esq.
               Facsimile:  (213) 430-6407

If to Shareholder:  To the address for notice set forth on the signature page hereof.

          (f) Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to rules of conflicts of law.

          (g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

          (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

          (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.


          [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.


DIGITAL INSIGHT CORPORATION         SHAREHOLDER



By:  __________________________     By:     _______________________
     Signature                               Signature

Name: __________________________    Name: _________________________

Title:__________________________    Title: ________________________


                                    Print Address:

                                    _____________________________


                                    _____________________________


                                    _____________________________


                                    Telephone:____________________

                                    Fax no.:_____________________


Shares beneficially owned:

________________    shares of Company Common Stock

________________    shares of Preferred Stock

________________    shares of Company Common Stock issuable
               upon exercise of outstanding options or warrants

________________    shares of the Preferred Stock issuable
               upon exercise of outstanding options or warrants


              [Signature page to Voting Agreement]

                            Exhibit A

                        IRREVOCABLE PROXY

          The undersigned shareholder of Anytime Access, Inc., a California corporation ("Company"), hereby irrevocably (to the fullest extent permitted by law) appoints the President of Digital Insight Corporation, a Delaware corporation ("Parent"), as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned shareholder of Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

          This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned shareholder (the "Voting Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the "Merger Agreement"), among Parent, ATA Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Company. The Merger Agreement provides for the merger of Merger Sub with and into Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

          The attorney and proxy named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of shareholders of Company and in every written consent in lieu of such meeting in favor of approval of the Merger Agreement and the Merger.

          The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned shareholder may vote the Shares on all other matters.

          Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

          This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.


Dated:  ________________, 2000



Signature of Shareholder:  ____________________________


Print Name of Shareholder:  ___________________________




Shares beneficially owned:

________________  shares of Company Common Stock

________________  shares of Preferred Stock


________________  shares of Company Common Stock issuable
                  upon exercise of outstanding options or warrants

________________  shares of the Preferred Stock issuable
                  upon exercise of outstanding options or warrants




              [Signature Page to Irrevocable Proxy]

                            Exhibit C

                    FORM OF ESCROW AGREEMENT

          THIS ESCROW AGREEMENT (this "Agreement") is entered into as of ____________, 2000, by and between Digital Insight Corporation, a Delaware corporation ("Digital Insight"), Thomas
R. Bollum (the "Shareholders' Agent"), as agent for the former shareholders of Anytime Access, Inc., a California corporation ("Company"), and ___________________, a
_________________________, as Escrow Agent (the "Escrow Agent").

                       W I T N E S S E T H

          WHEREAS, Digital Insight, ATA Acquisition Corp. and Company, have entered into an Agreement and Plan of Merger, dated as of March 30, 2000 (the "Merger Agreement"), pursuant to which ATA Acquisition Corp. will be merged with and into Company and all the capital stock of Company will be converted into Common Stock, $0.001 par value per share, of Digital Insight (the "Digital Insight Common Stock"); and

          WHEREAS, the Merger Agreement requires that 210,939 shares of Digital Insight Common Stock be deposited in escrow at the Closing (as defined in the Merger Agreement) and that, from time to time, other shares of Digital Insight Common Stock may be deposited in escrow pursuant to Section 5.8(c) of the Merger Agreement (the shares of Digital Insight Common Stock deposited at Closing and pursuant to Section 5.8(c) of the Merger Agreement are collectively referred to as the "Shares"); and

          WHEREAS, Digital Insight desires that the Escrow Agent hold in escrow the Shares in accordance with the terms and conditions hereinafter set forth, and the Escrow Agent has agreed to act as Escrow Agent hereunder, in accordance with the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be bound legally, agree as follows:

     Section 1. Appointment of Escrow Agent. Digital Insight hereby appoints and designates the Escrow Agent, and the Escrow
Agent hereby agrees, to receive the Shares and to hold and deliver the Shares as set forth herein.

     Section 2.     Escrow Deposit.

     2.1 Deposit. There is hereby established a separate escrow account with the Escrow Agent in which Digital Insight, simultaneously with the execution of this Escrow Agreement, is depositing with the Escrow Agent the Shares, to be held and disbursed by the Escrow Agent as hereinafter set forth.

     2.2 Receipt. The Escrow Agent hereby acknowledges receipt of and accepts the Shares in escrow and agrees to hold and keep same in accordance with the terms and conditions hereof and for the uses and purposes stated herein.

     2.3 Escrow Period. The Escrow shall be in existence immediately following the Effective Time, as defined in the Merger Agreement, and shall terminate at 5:00 p.m. (Pacific Time) on the date which is twelve months after the Effective Time (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any portion of the Shares specified in any Officer's Certificate delivered to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved and the Escrow Agent has received notice thereof from Digital Insight, the Escrow Agent shall deliver to the persons listed on Annex I to this Agreement (the "Company Shareholders") that number of Shares determined by multiplying the total number of Shares then held by Escrow Agent by the percentage set forth next to the name of each Company Shareholder on Annex I.

     Section 3. Procedures for Disbursement. The Escrow Agent shall hold the Shares for the exclusive benefit of Digital Insight and the Company Shareholders, as provided in this Escrow Agreement, and shall disburse the Shares only in accordance with the following terms and conditions:

        3(a) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer's Certificate from Digital Insight, the Escrow Agent shall, subject to the provision of Section 3(b) hereof, deliver to Digital Insight the number of Shares specified in the Officer's Certificate. "Officer's Certificate" shall mean a certificate signed by any officer of Digital Insight: (A) stating that Digital Insight has incurred "Damages," as defined in the form of Shareholder Agreement attached to the Merger Agreement, for which it is entitled to indemnity (hereinafter individually, a "Loss" and collectively, "Losses"), (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, and (C) the number of Shares to be delivered to Digital Insight, which shall be equal to the amount of Loss divided by the average closing price on the Nasdaq National Market of a share of Digital Insight Common Stock on the ten trading days prior to the date of the Officer's Certificate (which price will be set forth in the Officer's Certificate).

        3(b) At the time of delivery of any Officer's
Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder's Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Digital Insight of any portion of the Shares. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the number of Shares requested by Digital Insight in its Officer's Certificate; provided, however, that no such delivery may be made if the Shareholder's Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall contain specific bases upon which such objection is being made and shall have been delivered to the Escrow Agent and Digital Insight prior to the expiration of such thirty (30) day period. If the Shareholder's Agent only objects in part to the claim made in the Officer's Certificate, any amounts not objected to will be paid by the Escrow Agent to Digital Insight.

          3(c) If by the termination of the Escrow Period, the Escrow Agent has not received any written instructions or other documents specified in Section 3 directing the release of the Shares, the Escrow Agent shall deliver the Shares to the Company Shareholders, whereupon the Escrow Agent shall be relieved of any further obligation pursuant hereto.

          3(d) Upon disbursement of the Shares in accordance with this Section 3, regardless of whether prior to the expiration of the Escrow Period, the Escrow Agent shall be discharged from all obligations under this Escrow Agreement and shall have no further duties or responsibilities in connection herewith.

     Section 4.     Escrow Agent.

     4.1 Duties. The Escrow Agent undertakes only to accept, hold and disburse the Shares in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall not be under any duty to give the Shares any greater degree of care than it gives its own similar property. With respect to any matter on which the holders of Digital Insight Common Stock are entitled to vote, the Shareholders' Agent shall vote the Shares that the Escrow Agent is entitled to vote as directed in writing by Digital Insight.

     4.2 Fees and Expenses. Digital Insight shall pay all of the Escrow Agent's standard charges for professional services and its other charges in connection with the Escrow Agent's service under this Agreement.

     4.3 Indemnification. Except with respect to claims based upon gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, Digital Insight shall indemnify and hold harmless the Escrow Agent (and any successor to the Escrow Agent) from and against any and all costs, losses, claims, damages, liabilities and expenses (including reasonable costs of investigation, court costs and attorney's fees and related other charges) which may be imposed upon or incurred by the Escrow Agent in connection with its service as Escrow Agent hereunder, including any litigation arising from this Escrow Agreement or involving the subject matter hereof.

     4.4 Ambiguity or Dispute. If the Escrow Agent is uncertain as to its duties and rights hereunder, or if any objections are received with respect to actions proposed to be taken by the Escrow Agent under Section 3, or in the event of any other dispute between or conflicting claims by or among Digital Insight or any Company Shareholders with respect to the Shares, the Escrow Agent shall be entitled, at its sole option, to refuse to comply with any demands, claims or instructions and to refrain from taking any action other than to keep all property held by it in escrow until the Escrow Agent is directed otherwise in joint written instructions signed by Digital Insight and the Shareholders' Agent or by a judgment by a court of competent jurisdiction, and the Escrow Agent is authorized to deposit the Shares with, or commence an interpleader action in, any court of competent jurisdiction, whereupon the Escrow Agent shall be relieved of any further obligation pursuant hereto. The Escrow Agent shall not be or become liable in any way for actions taken in accordance with this Section 4.4.

     4.5 Resignation. The Escrow Agent reserves the right to resign as Escrow Agent at any time, provided ten day's prior written notice is given to the other parties hereto. Subject to the prior written consent of the Shareholders' Agent, which consent shall not be unreasonably withheld, Digital Insight reserves the right to remove the Escrow Agent by written notice at any time, provided that such notice is given to the Escrow Agent at least ten days prior to the effectiveness of such removal.

     Section 5.     Liabilities of Escrow Agent.

     5.1  Limitations on Escrow Agent's Responsibility and
Liability.

          5.1(a)    The Escrow Agent does not have any interest
in the Shares but is serving as escrow holder only, having only possession thereof. The Escrow Agent makes no representation as to the validity, value, genuineness or sufficiency of the Shares.

          5.1(b)    The Escrow Agent shall be under no duty to
accept instructions from any person other than Digital Insight or the Shareholder's Agent, and shall only accept such instructions to the extent and in the manner provided in this Escrow
Agreement.

          5.1(c)    The Escrow Agent shall be permitted to
consult with counsel of its choice and shall not be liable for any action taken, suffered, or omitted by it in good faith in accordance with the advice of such counsel.

          5.1(d)    The Escrow Agent shall not be liable, except
for its own gross negligence or willful misconduct, and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, Digital Insight shall indemnify and hold harmless the Escrow Agent (and any successor to the Escrow Agent) as provided in Section 4.3.

          5.1(e)    The Escrow Agent shall not be liable for loss
or damage resulting from any good faith act or forbearance of the Escrow Agent, any default, error, action or omission of any party other than the Escrow Agent, any delay that is not caused by the Escrow Agent, the Escrow Agent's assertion or failure to assert any cause of action or defense in any judicial or administrative proceeding, or any loss or damage that arises after the Shares has been disbursed in accordance with the terms of this Escrow Agreement.

     5.2 Reliance. The Escrow Agent shall be entitled to rely upon any order, judgment, certification, instruction, notice or other writing delivered to it in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity thereof. The Escrow Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or signature believed by it to be genuine, and may assume that any person purporting to give notice or receipt or advice or to make any statement or to execute any document in connection with the provisions hereof has been duly authorized to do so.

     5.3 No Implied Duties; Collateral Agreements. The Escrow Agent shall not be obligated to perform any duties that are not expressly set forth in this Escrow Agreement, and no implied covenants or obligations shall be inferred from this Agreement against the Escrow Agent.

     Section 6. Termination. This Escrow Agreement shall be terminated on the earlier of (i) the disbursement by the Escrow Agent of the Shares, or (ii) the termination of the Escrow Period, except as provided in Section 2.3 above. This Escrow Agreement shall not be otherwise terminated. The rights of the Escrow Agent and the obligations of Digital Insight under Sections 4.2 and 4.3 shall survive notwithstanding termination of this Agreement or the resignation of the Escrow Agent.

     Section 7.     Other Provisions.

     7.1 Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery (including delivery by courier), telegram, telex, or facsimile transmission, addressed as follows:

To Digital Insight:   Digital Insight Corporation
                      26025 Mureau Road
                      Calabasas, California  91302
                      Attention:  President
                      Facsimile:  (818) 878-7555

                      With a copy (which shall not constitute
                      notice) to:

                      O'Melveny & Myers LLP
                      400 S. Hope Street
                      Los Angeles, California  90071
                      Attention:  Richard Boehmer, Esq.
                      Facsimile:  (213) 430-6407

To the Escrow Agent:  _________________________
                      _________________________
                      _________________________
                      _________________________
                      Attention:  ________________
                      Facsimile:  _____________

To the Shareholders' Agent: _____________________
                      _________________________
                      _________________________
                      _________________________
                      Attention:  _____________
                      Facsimile:  _____________

                      With a copy (which shall not constitute
                      notice) to:

                      Orrick, Herrington & Sutcliffe LLP
                      400 Capitol Mall, Suite 3000
                      Sacramento, CA  95814
                      Attention:  John Cook, Esq.
                      Facsimile:  (916) 329-4900


          Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answerback being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     7.2 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and the Company Shareholders or their respective successors and assigns as permitted hereunder. No party to this Agreement may assign this Agreement or any rights hereunder without the prior written consent of the other parties hereto.

     7.3 Entire Agreement; Amendment. This Agreement contains all the terms agreed upon by the parties with respect to the escrow arrangement that is the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. This Agreement may be amended only by a written instrument signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     7.4 Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

     7.5 Headings. The headings of the sections and subsections of this Agreement are for purposes of reference only and do not evidence the intentions of the parties.

     7.6 Severability. In the event that a court of competent jurisdiction holds that a particular provision or requirement of this Agreement is in violation of any applicable law, each such provision or requirement shall be enforced only to the extent it is not in violation of such law or is not otherwise unenforceable, and all other provisions and requirements of this Agreement shall remain in full force and effect.

     7.7 Governing Law. This Agreement shall be governed by, and construed according to, the laws of California (without regard to the choice of law provisions thereof).

     7.8 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.


          [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.


                              DIGITAL INSIGHT CORPORATION



                              By:  _______________________
                                   Name:
                                   Title:





                              [__________________________________
                               AS ESCROW AGENT



                              By:  ______________________________
                                   Name:
                                   Authorized Officer





                              THOMAS R. BOLLUM,
                              AS SHAREHOLDERS' AGENT



                              ___________________________________

                             Annex I

                      COMPANY SHAREHOLDERS

Name                     Address

                            Exhibit D

               FORM OF COMPANY AFFILIATE AGREEMENT

          THIS COMPANY AFFILIATE AGREEMENT (this "Agreement") is made and entered into as of _____________, 2000, by and between Digital Insight Corporation, a Delaware corporation ("Parent"), and the undersigned shareholder who may be deemed an affiliate ("Affiliate") of AnyTime Access, Inc., a California corporation ("Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

                            RECITALS

          A. Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Merger (the "Merger Agreement") which provides for the merger (the "Merger") of a wholly owned subsidiary of Parent ("Merger Sub") with and into Company. Pursuant to the Merger, all outstanding capital stock of Company (the "Company Stock") shall be converted into the right to receive common stock of Parent;

          B. Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Company, as that term is used for purposes of Rule 145 of the rules and regulations of the Securities and Exchange Commission (the "SEC") and of Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

          C. The execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Merger Agreement.

          NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

          1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein shall be relied upon by Parent, Company and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement.

          2. Beneficial Ownership of Company Stock. The Affiliate is the sole record and beneficial owner of the number of shares of Company Stock set forth next to its name on the signature page hereto (the "Shares"). The Shares are not subject to any claim, lien, pledge, charge, security interest or other encumbrance or to any rights of first refusal of any kind. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Affiliate is party or by which it is bound obligating the Affiliate to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares or obligating the Affiliate to grant or enter into any such option, warrant, call, right, commitment or agreement. The Affiliate has the sole right to transfer such Shares. The Shares constitute all shares of Company Stock owned, beneficially or of record, by the Affiliate. The Shares are not subject to preemptive rights created by any agreement to which the Affiliate is party. The Affiliate has not engaged in any sale or other transfer of the Shares in contemplation of the Merger. All shares of Company Stock and common stock of Parent ("Parent Common Stock") acquired by Affiliate subsequent to the date hereof (including shares of Parent Common Stock acquired in the Merger) shall be subject to the provisions of this Agreement as if held by Affiliate as of the date hereof.

        3.   Compliance with Rule 145 and the Securities Act.

          (a) Affiliate has been advised that (i) the resale of shares of Parent Common Stock acquired by Affiliate in connection with the Merger will be subject to restrictions set forth in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) Affiliate may be deemed to be an affiliate of Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, or (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, or (iii) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

          (b) Parent shall give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger and there shall be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if Affiliate delivers to Parent
(i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or
(ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

          4. Termination. This Agreement shall be terminated and shall be of no further force and effect in the event of the termination of the Merger Agreement pursuant to Article VII of the Merger Agreement.

          5.   Miscellaneous.

          (a) Waiver; Severability. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

          (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d)  Injunctive Relief.  Each of the parties
acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and Company and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to Parent and Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

          (e) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision.

          (f) Entire Agreement. This Agreement, the Merger Agreement and any other agreements referred to in the Merger Agreement set forth the entire understanding of Affiliate and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Parent relating to the subject matter hereof and thereof.

          (g) Attorneys' Fees. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

          (h) Further Assurances. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

          (i) Third Party Reliance. Counsel to and independent auditors for Parent and Company shall be entitled to rely upon this Affiliate Agreement.

          (j) Survival. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

          (k) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:  Digital Insight Corporation
               26025 Mureau Road
               Calabasas, California  91302
               Attention:  President
               Facsimile:  (818) 878-7555

               With a copy (not constituting notice) to:

               O'Melveny & Myers LLP
               400 S. Hope Street
               Los Angeles, California  90071
               Attention:  Richard Boehmer, Esq.
               Facsimile:  (213) 430-6407

If to Affiliate:    To the address for notice set forth on the
               signature page hereof.

          (l) Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.


          [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

          IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

DIGITAL INSIGHT CORPORATION         SHAREHOLDER



By:  __________________________   By: __________________________
     Signature                         Signature

Name:__________________________    Name:________________________

Title:________________________     Title:_______________________


                                    Affiliate's Address for
                                    Notice:

                                    _____________________________

                                    _____________________________

                                    _____________________________

                                    Fax no.:_____________________


Shares beneficially owned:

________________    shares of Company Common Stock

________________    shares of Preferred Stock

________________    shares of Company Common Stock issuable
                    upon exercise of outstanding options or warrants

________________    shares of Preferred Stock issuable
                    upon exercise of outstanding options or warrants

________________    shares of Parent Common Stock



             [Signature Page to Affiliate Agreement]

                           Exhibit E-1

                   LIST OF INDIVIDUALS TO SIGN
                      NON-COMPETE AGREEMENT


Thomas R. Bollum
Robert Poloskey
Donald Van Velzer
Dallis Widick

                           Exhibit E-2

                  FORM OF NON-COMPETE AGREEMENT

          THIS NON-COMPETE AGREEMENT (this "Agreement") is made and entered into as of _______________, 2000, among AnyTime Access, Inc., a California corporation ("Company"), Digital Insight Corporation ("Parent"), a Delaware corporation and holder of all of the issued and outstanding shares of Company, and the undersigned ("Employee"). Reference is made to that certain Agreement and Plan of Merger, dated as of March 30, 2000 (the "Merger Agreement"), by and among Parent, Company and ATA Acquisition Corp., a California corporation and wholly-owned subsidiary of Parent ("Merger Sub"), which provides for
(a) Merger Sub to be merged with and into Company, with Company continuing as the surviving corporation (the "Surviving Corporation"); (b) all of the outstanding capital stock of Company to be converted into shares of Parent's capital stock; and (c) all of the outstanding capital stock of Merger Sub to be converted into shares of the Surviving Corporation's capital stock. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Merger Agreement.

                       W I T N E S S E T H

          WHEREAS, on the date hereof, as a result of the consummation of the transactions described in the Merger
Agreement, Parent owns all of the issued and outstanding shares of capital stock of Company;

          WHEREAS, Parent and Company are engaged in the business of providing outsourced consumer loan services (including, without limitation, processing of loan applications, credit decisioning, development of credit evaluation systems, loan brokering, marketing, underwriting, and fulfillment services) to financial institutions (the "Business");

          WHEREAS, Employee has considerable experience and knowledge with respect to the operation of the Business and knows or has access to confidential information and/or trade secrets associated with the operation of the Business that are competitively valuable;

          WHEREAS, if Parent and Company are to receive the full value of the transactions consummated pursuant to the Merger Agreement, Parent and Company must have full and enforceable assurances from Employee that Employee will preserve and protect, and will not use, the aforementioned confidential information and trade secrets. Without such assurances, Parent and Company would not have agreed to the transactions described in the Merger Agreement; and

          WHEREAS, if Parent and Company are to receive the full value of the transactions consummated pursuant to the Merger Agreement, they must have the agreement of Employee that, following the Closing, Employee will not compete with the Business of Parent and Company. Without such an agreement, Parent and Company would not have agreed to the transactions described in the Merger Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Non-Competition. In view of the fact that any activity of Employee in violation of the terms hereof would deprive Parent, Company and their affiliates (as defined below) of the benefit of the bargain under the Merger Agreement, as a material inducement to and a condition precedent of Parent's obligations thereunder, and to preserve the goodwill associated with Company's business, Employee hereby agrees to the following restrictions on his activities:

          Employee hereby agrees that during the period commencing on the date hereof and ending ________ months [18 months for Tom Bollum, 12 months for other Employees] after the date hereof, he will not, without the express written consent of Parent, directly or indirectly, anywhere in the United States, engage in any activity which is, or participate or invest in, provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person (as defined below) other than Parent or Company (or any affiliate of Parent or Company), whose business, activities, products or services are competitive with the Business conducted by Parent or Company (or any affiliate of Parent or Company) as of the date hereof. Without implied limitation, the foregoing covenant shall include soliciting, for or on behalf of Employee or any such competitor, any client of Company, and diverting to any person any client or business opportunity of Company. The parties intend that the covenant contained in the preceding portion of this paragraph shall be construed as a series of separate covenants, one for each of the separate geographical areas to which this Agreement applies. Except for the geographic coverage, the terms of each such covenant shall be deemed identical to the terms of the covenant described above.

          Employee hereby agrees that during the period commencing on the date hereof and ending ________ months [18 months for Tom Bollum, 12 months for other Employees] after the date hereof, he will not, without the express written consent of Parent, directly or indirectly, anywhere in the United States, solicit for employment, for or on behalf of himself or any such competitor, any officer or employee of Company, or encourage, for or on behalf of himself or any such competitor, any such officer or employee to terminate his or her relationship or employment with Company.

          Notwithstanding anything herein to the contrary, Employee may make passive investments in any enterprise, the shares of which are publicly traded, if such investment constitutes less than five (5) percent of the equity of such enterprise, and Employee may purchase shares of Parent's common stock without limitation hereunder.

          As of the date of this Agreement, Employee has no business interests in or relating to the Business whatsoever other than his interest in Company, and other than interests in public companies of less than five (5) percent.

          For purposes of this Agreement, the term "person" shall mean an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust, and any other entity or organization, and any reference to an "affiliate" of aperson shall be deemed to include any person controlling, controlled by or under common control with such person.

     Section 2. Scope of Agreement. The parties acknowledge that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that (a) all such provisions are reasonable under the circumstances of the transactions contemplated by the Merger Agreement, (b) all such provisions are given as an integral and essential part of the transactions contemplated by the Merger Agreement, and (c) but for the covenants of Employee contained in this Agreement, the other parties hereto would not have entered into or consummated the transactions contemplated by the Merger Agreement. Employee has independently consulted with his counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the Business to be conducted by Parent, Company and their affiliates.

     Section 3. Certain Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by Employee will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy they may have, Parent and Company shall be entitled to enforce the specific performance of this Agreement by Employee through both temporary and permanent injunctive relief without the necessity of proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The existence of any claim or cause of action which Employee may have against Parent, Company or any of their affiliates shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement.

     Section 4. Jurisdiction. The parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of California to construe and enforce the covenants contained in this Agreement. In the event that the courts of any state shall hold such covenants unenforceable (in whole or in part) by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination shall not bar or in any way affect the right of Parent, Company or any of their affiliates to the relief provided for herein in the courts of any other state within the geographic scope of such covenants, as to breaches of such covenants in such other respective states, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

     Section 5. Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered, telecopied or mailed by certified or registered mail:

To Parent           Digital Insight Corporation
or Company:         26025 Mureau Road
                    Calabasas, California  91302
                    Attention:  President
                    Facsimile:  (818) 878-7555

                    with a copy (not constituting notice) to:

                    O'Melveny & Myers LLP
                    400 South Hope Street
                    Los Angeles, California  90071
                    Attention:  Richard Boehmer, Esq.
                    Facsimile:  (213) 430-6407

To Employee:        ______________________________
                    ______________________________
                    ______________________________
                    ______________________________

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

     Section 6. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of California, and shall not be modified or discharged in whole or in part except by an agreement in writing signed by Employee and the other parties hereto. The prevailing party in any controversy hereunder shall be entitled to reasonable attorneys' fees and expenses. The failure of any of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of, and be binding upon, successors of Parent and Company by way of merger, consolidation or transfer of substantially all the assets of Parent or Company as applicable, and may not be assigned by Employee. This
Agreement supersedes all prior understandings and agreements between the parties relating to the subject matter hereof.


          [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                              ANYTIME ACCESS, INC.



                              By:  ______________________________
                                   Name:
                                   Title:




                              DIGITAL INSIGHT CORPORATION



                              By:  ______________________________
                                   Name:
                                   Title:




                              EMPLOYEE



                              ________________________________
                              Name:

                            Exhibit F

                      AMENDED AND RESTATED
                    ARTICLES OF INCORPORATION
                    OF SURVIVING CORPORATION

                              Name

          One: The name of the corporation is AnyTime Access, Inc.

                             Purpose

          Two: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                        Agent for Service

          Three:    The name and address of the corporation's
initial agent for service of process is Tae Rhee, 26025 Mureau
Road, Calabasas, CA 91302.

                        Authorized Shares

          Four:     The total number of shares which the
corporation is authorized to issue is one thousand (1,000), par value $0.01 per share.

                       Director Liability

          Five:     The liability of the directors of the
corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                    Indemnification of Agents

          Six: The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in
Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.